EXHIBIT 99

Sunterra Corporation

NEWS RELEASE

CONTACT:

Malinda Bombardo
Sunterra Corporation
(407) 532 1244

SUNTERRA CORPORATION APPOINTS
STEVEN E WEST TO BE CHIEF FINANCIAL OFFICER
AND ANNOUNCES OTHER KEY SENIOR APPOINTMENTS

ORLANDO, FLORIDA (September 4, 2002) – Sunterra Corporation today announced that it had appointed Steven E West Chief Financial Officer to succeed Lawrence E Young. Mr West joins Sunterra from Coast Asset Management, a Los Angeles based hedge fund where he was Vice President of Finance. Prior to joining Coast, Mr West worked for seven years with IndyMac Bank, most recently as First Vice President, Corporate Finance. Mr Young has been with Sunterra since October 2000 when Alix Partners (previously known as Jay Alix & Associates) were appointed as consultants to Sunterra. He will return to Alix Partners.

Sunterra also announced two other senior appointments. Stephen G Magrill joins the company as Vice President Global Club. In this role Mr Magrill will be responsible for the continued development of Sunterra’s global points-based vacation ownership club. He previously worked at Interval International, the leading worldwide exchange company, most recently as Vice President, Consumer and Membership Marketing. He has also worked in senior positions with Simon Property Group, Holiday Inns, Inc and Avis, Inc.

Suzana Gomercic has accepted the position of Vice President, Global Property Management. Ms Gomercic has worked with Sunterra Europe for the last 12 years; during the last 4 years as Director of Property Management for Sunterra’s 30 European resorts. A graduate of Zagreb University, Ms Gomercic is fluent in four languages.

Nick Benson, President and CEO of Sunterra Corporation commented, “These appointments, coming hard on the heels of our successful reorganization, finalize our core long-term management team. We have been fortunate to recruit such highly skilled people to fill these crucial positions. Steve West’s experience of asset-backed lending and his operational experience at IndyMac Bank make him ideally suited for the CFO role at Sunterra. His appointment is the result of a comprehensive and laborious search process and he has impressed all of us with his acumen, experience and energy. Steve Magrill brings to Sunterra a wealth of experience in the fields of membership relations and marketing. He will be instrumental in driving the development of our global club. I have known Suzana Gomercic personally for more than 6 years and I know she will provide a focal point and leadership for our worldwide property management operations with a mandate to continuously improve the vacation experience we deliver to our members.”

Sunterra Corporation is one of the world’s largest vacation ownership companies, with owner families and resorts in North America, Europe, the Pacific and the Caribbean.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS. Certain statements in this release constitute forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include those regarding Sunterra’s plans for the future of the company and its operations. Actual results or developments may differ from those provided for in any of the forward-looking statements.